Exhibit 23.8

CONSENT OF MICHAEL JOHNSON

The undersigned hereby consents to the references to, and the information derived from, (i) the report titled “Masbate Gold Project, Philippines, NI 43-101 Technical Report” dated effective September 30, 2025, and (ii) the mineral resource estimate for the Masbate Gold Project, and to the references, as applicable, to the undersigned's name as an expert or qualified person included in or incorporated by reference into this registration statement on Form S-8 of B2Gold Corp.

/s/ Michael Johnson
Michael Johnson, P. Geo

August 5, 2026